Exhibit 10.10

LEASE

FOR PREMISES LOCATED AT

JENNIE SMOLY CARUTHERS BIOTECHNOLOGY BUILDING

UNIVERSITY OF COLORADO BOULDER

3415 COLORADO AVENUE,

BOULDER, COLORADO 80309

BY AND BETWEEN

EDGEWISE THERAPEUTICS, INC.,

A DELAWARE CORPORATION

AS TENANT

AND

THE REGENTS OF THE UNIVERSITY OF COLORADO, A BODY CORPORATE

AS LANDLORD

TABLE OF CONTENTS

PAGE

ARTICLE 1. – DEFINITIONS AND BASIC LEASE PROVISIONS		1

1.1.	Definitions and Basic Lease Provisions	1

(a)	Landlord	1

(b)	Landlord’s Addresses	1

(c)	Tenant	1

(d)	Tenant’s Address	1

(e)	Building	2

(f)	Premises	2

(g)	Base Rent	2

(h)	Tenant Improvements	2

(i)	Term	2

(j)	Commencement Date	2

(k)	Expiration Date	2

(l)	Permitted Use	2

(m)	Normal Business Hours	2

1.2.	Construction	2

ARTICLE 2. – GRANT		2

2.1.	Premises	2

2.2.	Common Areas	3

ARTICLE 3. – TERM		3

3.1.	Initial Term	3

3.2.	Termination	3

ARTICLE 4. – DELIVERY AND ACCEPTANCE OF PREMISES		3

4.1.	Premises Condition	3

ARTICLE 5. – RENT		3

5.1.	Base Rent	3

5.2.	Additional Rent and Rent	4

5.3.	Late Charges	4

5.4.	Annual Escalation	4

5.5.	Unrelated Business Income	4

5.6.	Additional Services	4

i

ARTICLE 6. – OCCUPANCY AND USE		4

6.1.	Permitted Use of Premises	4

6.2.	Lawful Use of Premises	4

6.3.	No Nuisance	4

6.4.	Hazardous and Toxic Materials	4

(a)	Definition of Hazardous Materials	4

(b)	Tenant’s Covenants Regarding Hazardous Material	5

(c)	Notice of Hazardous Materials	5

(d)	Violations	5

6.5.	Environmental Health and Safety	6

6.6.	Landlord’s Access	6

6.7.	Quiet Possession	6

6.8.	Signage	6

6.9.	Landlord’s Rules and Regulations	7

6.10.	Liability for Overload	7

6.11.	Personnel	7

6.12.	Sponsored Research	7

ARTICLE 7. – UTILITIES AND SERVICES		7

7.1.	Services to be provided	7

(a)	Landlord Services	7

(b)	Tenant Responsibilities	8

7.2.	Building Maintenance Requests	9

7.3.	Keys	9

ARTICLE 8. – TENANT ALTERATIONS AND LIENS		9

8.1.	Tenant Alterations	9

8.2.	Work Performed by Landlord	9

8.3.	Work Performed by Tenant	9

8.4.	Liens	10

ARTICLE 9. – INSURANCE		10

9.1.	Tenant’s Insurance	10

9.2.	Coverages	10

(a)	Commercial Property Insurance	10

(b)	Commercial General Liability Insurance	11

(c)	Workers' Compensation Insurance	11

(d)	Automobile Liability Insurance	11

(e)	Umbrella/Excess Liability Insurance	12

9.3.	Waiver of Subrogation	12

9.4.	Indemnification	12

ARTICLE 10. – FIRE AND CASUALTY		13

10.1.	Fire and Casualty	13

ARTICLE 11. – CONDEMNATION		13

11.1.	Condemnation	13

ARTICLE 12. – TAXES		13

12.1.	Tenant’s Obligations	13

ARTICLE 13. – SUBLETTING AND ASSIGNING		13

13.1.	Sublease and Assignment	13

ARTICLE 14. – SURRENDER OF PREMISES		13

14.1.	Condition at Termination	13

14.2.	Surrender of Premises	14

14.3.	Checkout	14

ARTICLE 15. – DEFAULT & CUMULATIVE REMEDIES		14

15.1.	Default by Tenant	14

15.2.	Cumulative Remedies	15

ARTICLE 16. – NOTICES		15

16.1.	Notices	15

ARTICLE 17. – HOLDING OVER		15

17.1.	Holding Over	15

ARTICLE 18. – MISCELLANEOUS PROVISIONS		16

18.1.	No Waiver	16

18.2.	Applicable Law	16

18.3.	Colorado Governmental Immunity Act	16

18.4.	Successors and Assigns	16

18.5.	Force Majeure	16

18.6.	Severability	16

18.7.	Amendment	16

18.8.	Interpretation of Lease	17

18.9.	Headings	17

18.10.	Authority	17

18.11.	Entire Agreement	17

18.12.	No Third Party Beneficiaries	17

18.13.	Time of the Essence	17

18.14.	Counterparts	17

18.15.	OFAC	17

18.16.	Exhibits and Attachments	17

18.17.	Export Control Regulations	17

18.18.	Extinguishment and Replacement	18

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made by and between Landlord and Tenant hereinafter named. In consideration of the respective covenants, obligations, and agreements of the parties set forth herein, the legal sufficiency of which is acknowledged by each of the undersigned, Landlord and Tenant agree as follows:

ARTICLE 1. – DEFINITIONS AND BASIC LEASE PROVISIONS

1.1.         Definitions and Basic Lease Provisions.      For the purposes of this Lease, the following terms and provisions shall have the respective meanings attributed to them below:

(a)          Landlord: THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate, created and operating under the Constitution and statutes of the State of Colorado.

(b)	Landlord’s Addresses:

Notice Address:	University of Colorado Boulder

Real Estate Services

1540 30th Street, RL#2, Room 101

444 UCB

Boulder, Colorado 80309-0444

Attn: Rebecca Fell, Interim Executive Director

or such other place as Landlord may designate in writing to Tenant pursuant to Article 16.1.

Rent Payment

Address:	University of Colorado Boulder Real Estate Services

1540 30th Street, RL#2, Room 101

444 UCB,

Boulder, Colorado 80309-0444

or such other place as Landlord may designate in writing to Tenant pursuant to Article 5.1.

Email Address:	***

(c)	Tenant:	Edgewise Therapeutics, Inc., a Delaware corporation

(d)	Tenant’s Address:

3415 Colorado Avenue,

Boulder, Colorado 80303

Email Address:	***

or such other places as Tenant may designate in writing to Landlord pursuant to Article 16.1.

(e)          Building: The building known as Jennie Smoly Caruthers Biotechnology Building (the “Building”), having an address of 3415 Colorado Avenue, in the City of Boulder, County of Boulder, State of Colorado.

(f)          Premises: Approximately 826 usable square feet of office space in Rooms E136, E138, E145, E234, E236, and E238, and 565 useable square feet of lab space located in Rooms E251 and E251D, as designated on Exhibit A (“Premises”).

(g)	Base Rent:

Room #	Square Feet	Rate	Annual Rent	Monthly Rent
E136	132	$35.98	$4,749.36	$395.78
E138	153	$35.98	$5,504.94	$458.74
E145	117	$35.98	$4,209.66	$350.81
E234	139	$35.98	$5,001.22	$416.77
E236	132	$35.98	$4,749.36	$395.78
E238	153	$35.98	$5,504.94	$458.74
E251, E251D	565	$89.96	$50,827.40	$4,235.62
TOTAL:	1,391		$80,546.88	$6,712.24

(h)	Tenant Improvements: N/A – “AS-IS”

(i)           Term: Fourteen (14) whole calendar months (each, a “Month”), beginning on the Commencement Date and ending on the Expiration Date described below, subject to extension or sooner termination in accordance with the provisions of this Lease.

(j)	Commencement Date: July 1, 2020

(k)	Expiration Date: August 31, 2021

(l)          Permitted Use: Tenant may use the Premises only for office and/or lab space and for no other use (“Permitted Use”).

(m)        Normal Business Hours: Normal business hours for the Building are between the hours of 8:00 am and 5:00 pm Mountain Standard Time (“Normal Business Hours”).

1.2.         Construction. Each of the foregoing definitions and basic lease provisions shall be construed in conjunction with and limited by the references thereto in the other provisions of this Lease. If there is a conflict between any provisions of this Article 1 and any other provisions of this Lease, the latter will control.

ARTICLE 2. – GRANT

2.1.         Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Term, on the terms and conditions set forth in this Lease.

2.2.         Common Areas. Tenant is further granted the non-exclusive right to use the portion of the Premises, if any, and surrounding area serving the Premises which is for the common use of the tenants in the Building, including but not limited to parking areas, ramps, private streets and alleys, landscaping, curbs, loading and unloading areas, sidewalks and walkways, meeting rooms, public restrooms, service areas, entrances, lobbies, hallways, elevators, stairways and access ways, and other common facilities in the Building (collectively, “Common Areas”).

ARTICLE 3. – TERM

3.1.         Initial Term. The initial term of this Lease (“Initial Term”) shall commence at 12:01 a.m. on the Commencement Date and terminate at 12:00 midnight on the Expiration Date (the Initial Term, together with any extensions thereof, plus any partial month prior to the Initial Term is herein referred to as the “Term”), unless sooner terminated or extended in accordance with the provisions of this Lease.

3.2.         Termination. Either party may terminate this Lease with or without cause at any time during the Term. The terminating party shall give at least sixty (60) days prior written notice to the other party of the terminating party’s intended date of termination of this Lease. Tenant shall continue to make its rental payments as due through the date of termination. From and after the date of early termination, the parties shall have no further rights and obligations hereunder except those that expressly survive the termination of this Lease. For avoidance of doubt, Tenant’s obligation for any unpaid Rent or other monies owed to Landlord, or for damage to the Premises, shall expressly survive termination. Landlord reserves all associated rights of enforcement and preserves all associated remedies.

ARTICLE 4. – DELIVERY AND ACCEPTANCE OF PREMISES

4.1.         Premises Condition. Tenant accepts the Premises, Building, improvements, common areas and any fixtures on the Premises in their current condition AS IS, WHERE IS, and WITH ALL FAULTS and acknowledges that it has examined or will examine, in accordance with the provisions hereof, the Premises and the condition thereof, and that it has not relied on any representation or warranty by Landlord or Landlord's representatives, except as otherwise expressly stated herein, regarding the Premises, including any warranty or representation relating to value, suitability, fitness for a particular purpose or condition of the Premises.

ARTICLE 5. – RENT

5.1.         Base Rent. As compensation to Landlord for the lease of the Premises, Tenant agrees to perform its covenants under this Lease and to pay to Landlord, in the manner and time set forth herein, the Base Rent described in Article 1.1(g) (“Base Rent”). The Base Rent is payable by Tenant to Landlord in the monthly installments described in Article 1.1(g). Each monthly installment of Base Rent is payable in advance, on or before the first (1st) day of the calendar month for which payment is made. If the first month or last month of the Term is other than a full calendar month, the monthly Base Rent for such partial month shall be prorated on a daily basis. Base Rent shall be payable to Landlord at the address specified in Article 1.1(b) or at such other address as Landlord may from time to time designate in writing.

5.2.         Additional Rent and Rent. All amounts required to be paid by Tenant under this Lease other than Base Rent are herein from time to time collectively referred to as “Additional Rent.” Base Rent and Additional Rent are collectively referred to as “Rent.”

5.3.         Late Charges. If any installment of Rent or any other payment payable by Tenant to Landlord under this Lease shall not be paid on or before five (5) days after the date due, Tenant will pay to Landlord a late charge equal to five percent (5%) of such past due payment, which late charge shall be in addition to any interest elsewhere provided for.

5.4.         Annual Escalation. The rental rate shall be escalated annually in accordance with the Building budget over the budget, which is based upon actual expenses to support the facility, including overhead rate recoveries that are applied on a uniform basis to all Building tenants of Landlord. Landlord shall promptly notify Tenant of any such escalation.

5.5.         Unrelated Business Income. If Landlord is advised at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized under the Internal Revenue Code or its regulations as unrelated business taxable income or may not be excludable from unrelated business taxable income, then Tenant, at the option of Landlord, shall enter into an amendment of this Lease, reasonably acceptable to Landlord and Tenant, that will enable Landlord to avoid such income, so long as the amendment does not increase Tenant’s obligations hereunder or diminish Tenant’s rights hereunder.

5.6.         Additional Services. The Rent designated in this Lease does not include any fees for services requested by and provided to Tenant by Landlord's personnel other than the Landlord Services (as defined in ARTICLE 7, below). Fees for such additional Landlord Services shall be reasonably determined by Landlord.

ARTICLE 6. – OCCUPANCY AND USE

6.1.         Permitted Use of Premises. Tenant shall use the Premises solely for the Permitted Use, and for no other purpose without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion.

6.2.         Lawful Use of Premises. Tenant agrees not to use the Premises for any purpose that violates any federal, state or local statute, ordinance or regulation that is applicable to Tenant or Tenant’s use and occupancy of the Premises or the business operated therein.

6.3.         No Nuisance. Tenant will not use, occupy or permit the use or occupancy of the Premises in any manner that constitutes waste or a public or private nuisance.

6.4.	Hazardous and Toxic Materials.

(a)          Definition of Hazardous Materials. For purposes of this Lease, “Hazardous Materials” shall mean and include bio-medical and bio-hazardous materials and waste, radioactive materials, asbestos-containing materials, and all other materials, substances, wastes and chemicals classified as hazardous or toxic substances, materials, wastes or chemicals under then-applicable local, state and federal governmental laws, rules or regulations or that are subject to any “right-to-know” laws or requirements.

(b)         Tenant’s Covenants Regarding Hazardous Material; Indemnity. Tenant shall not incorporate into, or use or otherwise place or dispose of at the Premises or any other portion of the Building any Hazardous Materials, save and except for the use, generation and storage on the Premises of commercially reasonable quantities of cleaning and office supplies. If Tenant requires the use of other Hazardous Materials in the ordinary course of Tenant’s Permitted Use of the Premises, Tenant shall request in writing Landlord’s approval of such Hazardous Materials. If Landlord permits the use of such Hazardous Materials, Tenant shall use such Hazardous Materials only in reasonable quantities and shall ensure such Hazardous Materials are used, stored and disposed of by Tenant and removed by Tenant from the Premises at the end of the Term, all in accordance with applicable Law. Tenant, its successors, assigns and guarantors, agree to indemnify, defend, reimburse and hold harmless Landlord, any other person who acquires an interest in the Premises in any manner, including by purchase at a foreclosure sale or otherwise, and the directors, officers, shareholders, employees, partners, agents, contractors, subcontractors, experts, licensees, affiliates, lessees, mortgagees, trustees, heirs, devisees, successors, assigns, guests and invitees of such persons (“Landlord Indemnified Parties”) from and against any and all Environmental Damages (as hereafter defined) arising from activities of Tenant or its employees, agents, contractors, subcontractors, or guests, licensees, or invitees which (1) result in the presence of Hazardous Materials upon, about or beneath the Premises or migrating to or from the Premises, or (2) result in the violation of any environmental Laws pertaining to the Premises and the activities thereon. Tenant's obligation shall include the burden and expense of the Landlord Indemnified Parties in defending all claims, suits and administrative proceedings, including reasonable attorneys' fees and expert witness and consulting fees, even if such claims, suits or proceedings are groundless, false or fraudulent, and conducting all negotiations of any description, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against Landlord Indemnified Parties, and all such expenses incurred in enforcing the obligation to indemnify. “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys' fees and disbursements and consultants' and witnesses' fees, any of which are incurred at any time as a result of the existence of Hazardous Material upon, about, beneath the Premises or migrating or threatening to migrate to or from the Premises, or the existence of a violation of environmental Laws pertaining to the Premises.

(c)         Notice of Hazardous Materials. If Tenant has knowledge of the presence of Hazardous Materials (other than commercially reasonable quantities of cleaning and office supplies) in or on the Premises or any other portion of the Building, Tenant shall notify Landlord thereof in writing promptly after obtaining such knowledge.

(d)         Violations. If Tenant shall ever violate the provisions of Article 6.4(b) or Article 6.4(c), or otherwise contaminate the Premises or the Building, Tenant shall at its expense (i) remediate the violation in compliance with all then current and applicable governmental standards, laws, rules and regulations and then prevalent industry practice and standards; and (ii) repair any damage to the Premises or the Building within such period of time as may be reasonable under the circumstances (“Environmental Corrective Work”). Tenant shall notify Landlord in writing of its proposed method, time and procedure for such Environmental Corrective Work and Landlord shall have the right to require reasonable changes in such method, time or procedure and/or to require the same to be done after Normal Business Hours. Alternatively, Landlord shall have the right to perform the Environmental Corrective Work at Tenant’s sole cost and expense.

6.5.          Environmental Health and Safety. Tenant must comply with all applicable occupational health and safety regulations including, but not limited to, standards established by the University's Environmental Health & Safety Department (“EH&S”), the Occupational Health and Safety Administration (“OHSA”), the Environmental Protection Agency (“EPA”), the National Fire Protection Association (“NFPA”), the Nuclear Regulatory commission (“NRC”), the Colorado Department of Public Health and Environment (“CDPHE”), and the Americans with Disabilities Act (“ADA”), only so far as such compliance relates to the Permitted Use of the Premises and Tenant’s use and occupancy thereof. Tenant agrees to keep hallways free of equipment for fire safety purposes, and otherwise comply with all rules and regulations pertaining to firs and life safety.

6.6.          Landlord’s Access. After reasonable prior written notice to Tenant, Landlord and its authorized agents shall have the right during Normal Business Hours (or at any time in the event of an emergency), to enter the Premises to (i) inspect the Premises; (ii) within the last twelve (12) months of the Initial Term or any applicable Extension Term, show the Premises to prospective tenants; and (iii) fulfill Landlord’s obligations or exercise its rights under this Lease. Notwithstanding the foregoing, Landlord will not be required to give Tenant prior notice of Landlord’s entry unto the Premises in case of emergency involving the threat of imminent harm to person(s) or material damage to property, but Landlord will use reasonable efforts to notify Tenant of such entry within forty-eight (48) hours thereafter. Landlord’s entry under this provision shall be made in the Landlord’s discretion and shall not unreasonably interfere with the operation of Tenant’s business.

6.7.          Quiet Possession. Tenant’s rights hereunder are subject to the express limitations contained herein on Tenant's rights to use and enjoy the Premises and common areas, and to the lawful rights and powers of the applicable governmental entities other than Landlord. Upon payment by Tenant of the amounts herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly use and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord. Landlord shall in no event be liable in damages or otherwise, nor shall Tenant be released from any obligations hereunder, because of the interruption of any service, or a termination, interruption or disturbance, attributable to strike, lockout, breakdown, accident, war or other emergency, law, order, rule or regulation of or by any governmental authority, failure of supply, inability to obtain supplies, parts or employees, or any cause beyond Landlord’s reasonable control, or any cause due to any act or neglect of Tenant or its servants, agents, employees, licensees, business invitees, or any person claiming by, through or under Tenant.

6.8.          Signage. Tenant will not, without Landlord’s prior written consent, install any signs, advertisements, banners or other sign-related material to the inside or outside of the Premises (collectively, “Signs”). All Signs must be approved in writing by Landlord prior to installation. Tenant will be solely responsible for all costs and expenses for the Signs, including, without limitation, the costs of sign installation, removal and repair. Tenant will maintain and repair all of the Signs in good and operating condition throughout the Term. Tenant will remove all Signs prior to the termination of this Lease or immediately upon termination of Tenant’s right to possession of the Premises, and repair all damage caused by the installation and removal thereof. Such installation and removal shall be made in such a manner as to avoid damage or defacement of the Building and other improvements on the Premises.

6.9.         Landlord’s Rules and Regulations. Tenant will abide by all reasonable rules and regulations promulgated by Landlord for the proper operation of the Building. In case of any conflict between the provisions of this Lease and any of the foregoing rules and regulations as originally or as hereafter promulgated or modified by Landlord, the provisions of this Lease shall control.

6.10.       Liability for Overload. Tenant shall be liable for the cost of any damage to the Premises or the Building or the sidewalks and pavement adjoining the same which results from the movement of heavy articles or heavy vehicles or utility cuts made by or on behalf of Tenant. Tenant shall not overload the floors or any other part of the Premises.

6.11.       Personnel. Tenant agrees that the personnel it has selected to use or assist in the use of the Premises will abide by all the regulations applicable to University of Colorado Boulder personnel relating to conduct while on University of Colorado Boulder property. Tenant must provide the names of such personnel with their titles to Landlord prior to their use of the Premises.

6.12.       Sponsored Research. This Lease shall not be used as a substitute for a sponsored research contract.

ARTICLE 7. – UTILITIES AND SERVICES

7.1.         Services to be provided. Except as otherwise expressly provided in this Lease, Landlord agrees at its sole cost and expense to furnish (or cause third parties to furnish) all of the following utilities and services to the Premises (collectively, “Landlord Services”):

(a)	Landlord Services:

(i)	Services to the Premises.

(A)        Heat, ventilation and cooling as required for the comfortable use and occupancy of the Premises during Normal Business Hours.

(B)         Custodial services, including interior and exterior window washing.

(C)         Electric power.

(D)        Replacement of Building standard light bulbs and ballasts as required from time to time as a result of normal usage.

(ii)	Building Service.

(A)        Domestic running water sufficient for the normal use thereof by occupants in Building.

(B)         Access to and egress from the Premises.

(C)         Snow removal, sidewalk repair and maintenance, landscape maintenance and exterior trash removal services.

(D)         HVAC, lighting, electric power, domestic running water and custodial service in those areas of the Building from time to time designated by Landlord for use by Tenant, in common with all tenants and other persons in the Building during Normal Business Hours, but under the exclusive control of Landlord.

(E)         A general directory board on which Tenant shall be entitled to have its name shown, provided that Landlord shall have exclusive control thereof and of the space thereon to be allocated to each tenant.

(iii)	Maintenance, Repair and Replacement.

(A)        Subject to Article 7.1(b)(ii) below, Landlord shall promptly operate, maintain, repair and replace the Building-standard systems, facilities and equipment necessary for the proper operation of the Building, including but not limited to its security systems, and shall maintain and repair the foundations, structure and roof of the Building and repair damage to the Building.

(B)        Subject to Article 7.1(b)(ii) below, maintenance of parking lot and/or structure, maintenance of the external lighting devices for the Building parking lot and/or structure.

Tenant agrees that Landlord shall not be liable for failure to supply any utility or any other service during any period Landlord is unable to furnish such services and Landlord uses reasonable diligence to supply such services, it being understood that Landlord reserves the right to discontinue temporarily such services, or any of them, at such times as may be necessary by reason of accident, unavailability of employees, repairs, alterations or improvements, or whenever by reason of strikes, lockouts, riots, acts of God or any other happening beyond control of Landlord.

(b)	Tenant Responsibilities:

(i)          Maintenance, repair and replacement of Tenant’s property, equipment and trade fixtures and any improvements to the interior of the Premises including any interior decorating. Interior decorating is subject to Landlord approval, which approval shall not be unreasonably withheld.

(ii)         Any repairs and replacements to the Premises or the Building necessitated by the negligence or willful misconduct of Tenant, its agents, employees, and invitees, subject to Article 9.3 concerning waiver of subrogation rights.

(iii)        Any maintenance, repairs or alterations required under Tenant's obligation to comply with all applicable Laws as set forth in this Lease; it being understood that Tenant shall have no obligation to pay for or perform any alterations or improvements to the Premises that are necessary to comply with any applicable Laws, unless such alterations or improvements are triggered by Tenant’s specific and unique use of the Premises (and are not of general applicability to tenants of the Building) or any alterations or improvements to the Premises made and paid for by Tenant.

(iv)        Tenant acknowledges that Landlord cannot guarantee security of the Premises, Building or common areas, and Tenant shall be responsible for securing the Premises and otherwise implementing security measures for the safety of its employees and visitors.

(v)         Installation and monthly payments of telephone and computer/internet services, and any approved modifications, shall be paid directly by Tenant to the service provider. Tenant acknowledges by the execution of this Lease that it has adequate funds to pay Rent and Additional Rent and otherwise perform its obligations under this Lease.

7.2.          Building Maintenance Requests. All building maintenance problems shall be directed to Landlord at ***. Contact the University 24-hour Security Desk at *** during University holidays and after-hour emergencies only.

7.3.          Keys. All keys issued to Tenant are the property of the State of Colorado and may not be copied. Tenant may obtain keys from JSCBB Building’ Director of Operations. Upon termination of this Lease, Tenant shall deliver to Landlord keys which operate all locks on the exterior or interior of the Premises, including without limitation, keys to locks on cupboards and closets. Tenant shall retrieve all keys to the Premises which Tenant has delivered to employees or others, and include same with the keys delivered to Landlord.

ARTICLE 8. – TENANT ALTERATIONS AND LIENS

8.1.          Tenant Alterations. Except as provided otherwise herein, Tenant shall not make any alterations, additions or improvements to the Premises without the prior written consent of Landlord. If Landlord consents to such alterations, additions or improvements, the parties shall at the time agree in writing as to whether the whole or any part of the alterations, additions or improvements will at the expiration or earlier termination of the Term be left in place on the Premises or removed from the Premises by and at the expense of Tenant. Tenant shall be responsible for paying on or before the date due all costs and expenses for any such alterations, additions and improvements.

8.2.          Work Performed by Landlord. If Tenant wishes to engage Landlord’s Facilities Management Department (“FM”) to perform alterations/modifications or improvements, then Tenant shall submit a work order to Landlord, including a description of work and attached plans, for approval in advance. Tenant shall be responsible for all FM charges related to Tenant’s requested work performed.

8.3.          Work Performed by Tenant. If Tenant wishes to contract outside of the University for alterations/modifications or improvements, then Tenant must submit the names of all contractors and subcontractors performing work and detailed plans to Landlord for review and approval and evaluation by the EH&S and FM. Further, Tenant is responsible for securing a building permit and to ensure all planned work is in accordance with building codes and standards as required by the University of Colorado and the State of Colorado. Tenant shall pay all reasonable Landlord expenses for reviews, approvals, building permits and inspections of completed project work by EH&S and FM. Tenant’s contractors and subcontractors shall satisfy Landlord’s insurance requirements, and provide certificates of such insurance to Landlord prior to commencing any work in the Premises.

8.4.          Liens. Tenant shall keep the Premises and the Building free from all liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant. Tenant shall have the right to contest the correctness or validity of any lien if, immediately on demand by Landlord, Tenant deposits with Landlord and/or any appropriate court or title insurance company a bond or sum of money sufficient to allow issuance of title insurance against the lien and/or to comply with the statutory requirements for discharge of the lien found in § 38-22-131 and § 38- 22-132, Colorado Revised Statutes, or any successor statutory provision. Landlord shall have the right to require Tenant's contractor(s), subcontractors and materialmen to furnish to both Tenant and Landlord adequate lien waivers on work or materials paid for, in connection with all periodic or final payments, by endorsement on checks, making of joint checks, or otherwise, and Landlord shall have the right to review invoices prior to payment. Tenant's failure to act in accordance with the foregoing shall be an event of default and Landlord may, in addition to other remedies, pay such amounts, which together with reasonable attorneys' fees incurred and interest, shall be immediately due to Landlord upon notice. Landlord reserves the right to post notices on the Premises that Landlord is not responsible for payment of work performed and that Landlord's interest is not subject to any lien.

ARTICLE 9. – INSURANCE

9.1.          Tenant’s Insurance. During the Term, Tenant will obtain and maintain at its own expense and for the duration of the Lease, insurance policies with the minimum insurance coverages set forth below in Article 9.2 with companies licensed or approved to do business within the State of Colorado and having an A.M. Best Rating that is acceptable to Landlord. All policies must be written on a per occurrence basis. By requiring such minimum insurance, Landlord shall not be deemed or construed to have assessed the risk that may be applicable to Tenant under this Lease. Tenant shall assess its own risks and if it deems appropriate and/or prudent, maintain higher limits and /or broader coverages. Neither Tenant nor its sub-contractors, under this Lease, are relieved of any liability or other obligations assumed or pursuant to the Lease by reason of its failure to obtain or maintain insurance in sufficient amounts, duration, or types. Tenant and any persons employed by Tenant for the performance of work hereunder shall be independent contractors and not agents of the University of Colorado. Landlord reserves the right to negotiate additional insurance requirements.

9.2.          Coverages.

(a)           Commercial Property Insurance. Tenant agrees to carry insurance covering all of Tenant's leasehold improvements, alterations, additions, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, at least as broad as ISO Causes of Loss – Special Form Coverage and Equipment Breakdown Protection Coverage, including Flood and Earthquake, against risks of direct physical loss or damage (commonly known as "all risk" and "boiler and machinery") for the full replacement cost of Tenant's property located at the Premises, with a deductible amount not to exceed $10,000.00. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall cease and terminate due to destruction of the Premises as provided below. Leasehold improvements shall include all improvements above the concrete floor and below the concrete or steel roof deck and roof structure whether completed specifically for Tenant or existing prior to the Commencement Date and those tenant improvements made by Tenant or on Tenant's behalf by Landlord. It is understood and agreed that Tenant assumes all risk of damage to its own property arising from any cause whatsoever, including without limitation loss by theft or otherwise.

(b)           Commercial General Liability Insurance.    Commercial general liability insurance on an ISO most current form or its equivalent, with the following coverages:

(i)          premises/operations;

(ii)         personal injury / advertising injury with employee and contractual exclusions removed;

(iii)        products and completed operations;

(iv)        liability assumed under an insured contract (including defense costs assumed under contract);

(v)         independent contractors;

(vi)        broad form contractual liability specifically in support of, but not limited to, the indemnification provisions contained in this Lease;

(vii)       broad form property damage; and

(viii)      a separation of insureds clause.

Each policy listed in this Article 9.2 (b) shall provide limits of not less than Two Million Dollars ($2,000,000) for general aggregate, and products/completed operations aggregate, and not less than One Million Dollars ($1,000,000) for each occurrence limit and fire damage (any one fire).

(c)            Workers' Compensation Insurance. Workers' Compensation Insurance with the statutory limits and employer's liability insurance with limits of not less than Five Hundred Thousand Dollars ($500,000) for each accident, One Million Dollars ($1,000,000) for disease-policy limit, and Five Hundred Thousand Dollars ($500,000) for disease--each employee. Policy must include (a) Other States endorsement to include Colorado if business is domiciled outside the State of Colorado, and (b) a waiver of all rights of subrogation in favor of Landlord.

(d)            Automobile Liability Insurance. Automobile Liability Insurance covering all owned, non-owned or hired vehicles, with coverage for at least One Million Dollars ($1,000,000) Combined Single Limit Bodily Injury and Property Damage.

(e)           Umbrella/Excess Liability Insurance. Umbrella/Excess Liability Insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence and aggregate and (1) providing coverage in excess of the coverages of, and (2) “following form” subject to the same provisions as, the underlying policies required in Article 9.2 (a), (b), and (c) above.

All such insurance shall be carried in the name of Tenant. All of Tenant’s insurance policies required by this Lease (i) shall be written on a primary basis, non-contributory with any other insurance coverages and/or self-insurance carried by the University of Colorado, and (ii) shall (with the exception of Worker’s Compensation and Employer’s Liability policies under Article 9.2(c)), at all times during the Term name The Regents of the University of Colorado, a body corporate and The University of Colorado (i) as loss-payees and additional named insureds to the full limits of insurance purchased, even if those limits exceed those required by this Lease, and (ii) as additional insureds, as respects to the general liability policy.

Tenant shall provide Landlord with a certificate of insurance evidencing all required coverages, before the Commencement Date. The certificate holder shall be: The Regents of the University of Colorado, a body corporate, 1800 Grant St., Suite 700, Denver, Colorado 80203. Upon Landlord’s request Tenant must provide a copy of the actual insurance policy and/or required endorsement effecting coverage(s) required by this Lease. Tenant shall notify Landlord of any cancellation, or reduction in coverage or limits of any insurance within seven (7) days or receipt of insurer’s notification to that effect. Failure of Tenant to fully comply with these requirements during the Term of this Lease may be considered a material breach of contract and may be cause for immediate termination of the Lease at the option of Landlord.

9.3.          Waiver of Subrogation. Landlord and Tenant (to the extent Tenant is authorized by the Constitution and laws of the State of Colorado) each agree that with respect to any third– party insurance policy maintained, or required to be maintained, by it under this Lease, such policy of insurance shall contain a waiver of the insurer’s subrogation rights with respect to any amounts paid under such policy or policies. Landlord and Tenant each agree to (i) immediately give written notice to each insurance company that has issued to it, or in the future issues to it, policies of insurance with respect to this Lease; (ii) cause such insurance policies to be properly endorsed, as necessary, to evidence the waiver of the insurer’s subrogation rights; and (iii) provide reasonable proof of such waiver of subrogation rights to the other party. Further, to the extent of insurance proceeds received, the parties respectively waive and release any and all claims against the other party for damages caused or contributed to by the other party.

9.4.          Indemnification. Tenant shall indemnify and hold Landlord Indemnified Parties harmless from and against any and all losses, costs (including reasonable attorney’s fees), damages, liabilities and expenses (collectively, “Losses”) incurred by the Landlord Indemnified Parties as a result of claims, demands, penalties or prosecutions, caused by, allegedly caused by or contributed to by the acts or omissions of Tenant, its employees or agents, and shall defend on behalf of the Landlord Indemnified Parties any suit brought against the Landlord Indemnified Parties for any such Loss and shall reimburse Landlord in connection therewith. Tenant agrees that the insurance requirements specified in this Lease do not reduce the liability Tenant has assumed in this Article 9.4.

ARTICLE 10. – FIRE AND CASUALTY

10.1.       Fire and Casualty. It shall be Tenant’s sole and exclusive responsibility to meet all fire regulations of any governmental unit having jurisdiction over the Premises to the extent such regulations affect Tenant’s operations, at Tenant’s sole expense. In the event of a fire or other casualty in the Premises, Tenant shall immediately give notice thereof to Landlord. If the Premises shall be destroyed by fire or other casualty so as to render the Premises untenantable, the rental herein shall be reduced proportionally to the portion of the Premises rendered untenantable until such time as the Premises are made tenantable by Landlord. If from such cause the same shall be so damaged that Landlord shall decide not to rebuild, then all rent and other sums owed hereunder up to the time of such destruction or casualty shall be paid by Tenant, and thenceforth this Lease shall cease and come to an end.

ARTICLE 11. – CONDEMNATION

11.1.      Condemnation. In the event that the Premises or any part thereof are taken or condemned or are conveyed under the threat of eminent domain, at Landlord’s option, the Lease may be terminated as of the date of such taking or conveyance.

ARTICLE 12. – TAXES

12.1.       Tenant’s Obligations. Tenant shall be liable for and shall pay, prior to delinquency, any taxes that are generated by Lease for possessory interest due to the operation of a for-profit organization operating on tax exempt owned property. Tenant is responsible for any and all taxes and assessments levied against Tenant’s personal property and trade fixtures placed by Tenant in or about the Premises.

ARTICLE 13. – SUBLETTING AND ASSIGNING

13.1.       Sublease and Assignment. Tenant shall not assign, sublease or otherwise transfer this Lease or any whole or part of the Premises to any other person without the prior written consent of Landlord. No such assignment, subletting or transfer, if approved by Landlord, shall relieve Tenant of its obligations hereunder, and the nonperformance of any of Tenant's obligations hereunder, shall be considered as nonperformance by Tenant. Any change in the ownership of Tenant shall be deemed a transfer hereunder and shall be subject to Landlord’s prior written consent as provided herein. Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in reviewing any request to sublease, assign or transfer.

ARTICLE 14. – SURRENDER OF PREMISES

14.1.        Condition at Termination. All alterations, installations, additions and improvements made and installed and paid for by Landlord shall be the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the end of the Term of this Lease, unless otherwise designated by Landlord to be removed as provided herein. Upon the expiration or the earlier termination of the Lease, Tenant shall deliver the Premises to Landlord in the same condition as when delivered to Tenant, with the exception of reasonable wear and tear, or damage by casualty or condemnation, Landlord’s maintenance, repair and replacement obligations hereunder, damage for which Tenant is not responsible under the terms of this Lease, and alterations, additions or improvements required to be left in place as set forth in Article 4.1 above excepted. Notwithstanding anything to the contrary herein, at the end of this Lease, Landlord shall have the option to require Tenant to remove any or all such fixtures, equipment, additions, and/or alterations and restore the Premises to the condition existing immediately prior to such change and/or installation, normal wear and tear expected, all at Tenant’s cost and expense.

14.2.        Surrender of Premises. Tenant shall give written notice (“Surrender Notice”) to Landlord at least thirty (30) days prior to vacating the Premises upon the natural expiration of this Lease (or such earlier time as may be expressly permitted hereunder) and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating.

If Tenant fails to timely give the Surrender Notice or to arrange a joint inspection of the Premises, Landlord shall inspect the Premises no later than ten (10) days following the date that Tenant vacates the Premises. On or before the tenth (10th) day following completion of such inspection, Landlord shall provide to Tenant a written detailed itemization of Premises deficiencies that Tenant is obligated to repair and restore. Landlord’s determination shall be deemed to be conclusive for purposes of determining Tenant’s responsibility for repairs and restoration. Notwithstanding anything herein to the contrary, the provisions of this Article 14.2 shall expressly survive the expiration or termination of this Lease, or, if applicable, the earlier termination of Tenant’s right to possession of the Premises.

14.3.        Checkout. On or prior to the Expiration Date, or upon earlier termination of Tenant’s right to possession of the Premises, Tenant, in compliance with applicable Law shall remove from the Premises, at Tenant’s sole expense, all Hazardous Materials located, stored and disposed of on, under or about the Premises. Tenant shall close, remove or otherwise render safe any buildings, tanks, containers or other facilities related to the Hazardous Materials Activities conducted or permitted on the Premises in the manner required by all applicable Laws.

Checkout shall include (i) the return of all keys issued to Tenant, (ii) the removal by Tenant of all of its equipment and personal property from the Premises unless Landlord elects in writing to permit Tenant to not remove them and (iii) restoration of the Premises as may be required pursuant to Article 14.1 above. Tenant shall leave the Premises in clean condition, absent of any damage to walls, ceilings or floors. Tenant shall promptly repair any damage to the Premises, which is not normal wear.

ARTICLE 15. – DEFAULT & CUMULATIVE REMEDIES

15.1.        Default by Tenant. It shall be an event of default by Tenant under this Lease if Tenant fails to (i) pay any Rent or other monetary obligation owing to Landlord under this Lease when due; (ii) perform any other obligation of this Lease for more than thirty (30) days after Landlord delivers written notice of such default and demand for performance to Tenant, provided that if such failure cannot be reasonably cured within said thirty (30) day period, Tenant shall not be in default hereunder so long as Tenant commences curative action within such thirty (30) day period and diligently and continuously pursues the curative action to completion; (iii) Tenant files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent, or takes the benefit of any relevant legislation that may be in force for bankrupt or insolvent debtors or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation, or proceedings are taken by Tenant under any relevant Bankruptcy Act in force in any jurisdiction available to Tenant, or Tenant seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises, or makes any general assignment for the benefit of creditors; or (iv) A petition is filed against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation, and shall remain undismissed for an aggregate of 120 days, or if any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises is appointed without the consent or acquiescence of Tenant and such appointment remains unvacated for an aggregate of 20 days. Upon the occurrence of an event of default by Tenant, Landlord may (to the extent permitted by the Laws of the State of Colorado) (i) terminate this Lease upon written notice to Tenant, (ii) cure such default and be reimbursed by Tenant upon demand for the reasonable costs of such cure, and/or (iii) exercise any other remedy available at law, in equity or by statute for such default. Reasonable attorneys' fees, expert witness fees, consulting fees and other expenses incurred by Landlord by reason of the breach by Tenant in complying with any of the agreements, terms, conditions or covenants of this Lease shall constitute additional sums to be paid to Landlord on demand.

15.2.       Cumulative Remedies. No right or remedy herein conferred upon or reserved to a party is intended to be exclusive of any other right or remedy set forth herein or otherwise available to the party, and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law, in equity or by statute.

ARTICLE 16. – NOTICES

16.1.       Notices. Any notice or communication required or permitted in this Lease shall be given in writing, sent by (i) personal delivery, with proof of delivery; (ii) nationally recognized overnight courier service that regularly maintains records of items delivered; or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as provided in Article 1.1(b) or Article 1.1(d), as applicable, or to such other address or to the attention of such other person as shall be designated from time to time in writing by the applicable party and sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of courier service or mail, as of the date of first attempted delivery at the address and in the manner provided herein.

ARTICLE 17. – HOLDING OVER

17.1.       Holding Over. In the event that Tenant retains possession of the Premises after the expiration or the earlier termination of this Lease without the written consent of Landlord, such possession shall constitute and be construed as a tenancy at sufferance on the same terms, provisions, covenants and agreements of this Lease in effect as of the last day of the Term of the Lease; save and except, however, that Rent for the period of such holdover shall be an amount equal to one hundred fifty percent (150%) of the Rent in effect immediately preceding the expiration or earlier termination of the Term, prorated on a daily basis. In addition, Tenant shall be liable to Landlord for any damages, penalties and other consequential damages incurred by Landlord as a result of such holding over.

ARTICLE 18. – MISCELLANEOUS PROVISIONS

18.1.       No Waiver. No waiver by Landlord or by Tenant of any provision of this Lease shall be deemed to be a waiver by that party of any other provision of this Lease. No waiver by a party of any breach of this Lease or event of default by the other party shall be deemed a waiver of any subsequent breach of this Lease or event of default by that other party of the same or any other provision of this Lease.

18.2.       Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the State of Colorado.

18.3.       Colorado Governmental Immunity Act. It is specifically understood and agreed that nothing contained in this Lease shall be construed as an express or implied waiver by Landlord of its governmental immunity or of the governmental immunity of the State of Colorado, as an express or implied acceptance by Landlord of liabilities arising as a result of actions which lie in tort or could lie in tort in excess of the liabilities allowable under the Colorado Governmental Immunity Act, C.R.S. §§ 24-10-101 et seq., as a pledge of the full faith and credit of the State of Colorado, or as the assumption by Landlord of a debt, contract or liability of Tenant, in violation of the Constitution of Colorado.

18.4.       Successors and Assigns. Subject to any provision hereof restricting assignment, subletting and other transfer by Tenant, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

18.5.       Force Majeure. If the performance by a party of any provision of this Lease is delayed or prevented by events including, but not limited to, acts of God or the public enemy, acts of the state or the United States in either its sovereign or contractual capacity, earthquakes, fires, floods, epidemics, strikes, acts of war or terrorism, and unusually severe weather (“Force Majeure”), then, except as otherwise provided in this Lease, the period for the party's performance of the provision shall be automatically extended for the same amount of time that the party is so delayed or hindered. However, this paragraph shall not relieve a party from its obligations hereunder to pay monies or funds when due. In any case, delay or failure to perform under this Lease must be beyond the reasonable control of and without the fault or negligence of the party.

18.6.       Severability. If any provision in this Lease is held by a court with jurisdiction to be invalid or inoperative, the remainder of this Lease shall not be affected by that holding and, so far as is reasonable and possible, effect shall be given to the intent manifested in the portion held invalid or inoperative.

18.7.       Amendment. This Lease may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

18.8.       Interpretation of Lease. Each party and its counsel have reviewed and revised this Lease after arms-length negotiations. Accordingly, the rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease or any amendments hereof.

18.9.       Headings. The captions in this Lease are for convenience only and shall not be deemed to define, limit or affect in any way the scope, meaning, intent or extent of this Lease or any part of it.

18.10.     Authority. Each party represents and warrants that (a) such party has the full power and authority to enter into this Lease and to perform its provisions and (b) the person signing on behalf of such party has been duly authorized by such party to sign this Lease on its behalf.

18.11.     Entire Agreement. This Lease contains all of the agreements of the parties hereto with respect to the transaction contemplated in this instrument and supersedes any prior understandings or written or oral agreements between the parties concerning the subject matter of this Lease.

18.12.     No Third Party Beneficiaries. No beneficial rights are given to any third parties by or under this Lease.

18.13.     Time of the Essence. Except as otherwise provided in this Lease, time is of the essence in the performance of each and every provision in this Lease.

18.14.     Counterparts. This Lease may be executed in a number of counterparts, each of which for all purposes shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

18.15.     OFAC. Each party represents and certifies to the other that (a) it is not a person and/or entity with whom United States (“U.S.”) persons or entities are restricted from doing business under U.S. law, executive power, or regulation promulgated thereunder by any regulatory body; (b) no person or entity named on any U.S. list of specially designated nationals or blocked persons has any direct interest in it such that the direct investment in it is prohibited by any U.S. law; (c) it is not in violation of any U.S. money laundering law; and (d) none of its funds have been derived from unlawful activity such that the direct investment in it is prohibited by U.S. law. The foregoing are ongoing covenants of each party. Each party shall immediately advise the other party of any change in the status or accuracy of such representations, and upon request each party shall recertify such representations and certify in writing the identity of all entities and individuals owning or controlling it.

18.16.     Exhibits and Attachments. All exhibits, attachments, riders and addenda referred to in this Lease are incorporated in this Lease and made a part hereof for all intents and purposes.

18.17.     Export Control Regulations. Tenant is responsible for ensuring that it complies with all applicable export control laws, and Tenant hereby represents, warrants and covenants that Tenant will ensure that neither Landlord nor Landlord’s employees, students or visitors are exposed to any equipment or information that is export controlled, without first identifying the controls related to such information and/or equipment and obtaining Landlords’ prior written consent.

18.18.     Extinguishment and Replacement. This Lease extinguishes and replaces any prior leases between the parties related to the Premises upon the Commencement Date hereof.

AND IT IS FURTHER EXPRESSLY UNDERSTOOD AND AGREED that all the covenants and agreements in this Lease contained shall extend to and be binding upon the legal representatives and assigns of the respective parties hereto.

IT IS FURTHER AGREED that no assent, expressed or implied, to any breach of any one or more of the covenants or agreements hereof shall be deemed or taken to be a waiver of any succeeding or other breach.

[Signatures appear on following page]

IN WITNESS WHEREOF, Tenant has signed this Lease and Landlord has signed this Lease by their duly authorized representatives.

TENANT:

EDGEWISE THERAPEUTICS, INC.,
a Delaware corporation

BY:	/s/ Kevin Koch
Kevin Koch
ITS:	CEO

DATE:	6/26/2020

[Landlord signatures appear on the following page]

LANDLORD:

THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate		OFFICE OF PROVOST AND EXECUTIVE VICE CHANCELLOR FOR ACADEMIC AFFAIRS

BY:	/s/ David Kang	BY:	/s/ Ann Schmiesing
	David Kang		Ann Schmiesing

ITS:	Vice Chancellor for Infrastructure & Sustainability	ITS:	Executive Vice Provost for Academic Resource Management

DATE:	7/21/2020	DATE:	7/6/2020

THE BIOFRONTIERS INSTITUTE		RESEARCH & INNOVATION OFFICE

BY:	/s/ Thomas R. Cech	BY:	/s/ Terri Fiez
	Thomas R. Cech		Terri Fiez

ITS:	Director	ITS:	Vice Chancellor for Research & Innovation

DATE:	6/26/2020	DATE:	7/10/2020

I have reviewed this lease and recommend approval and execution		Approved as to Legal Sufficiency Office of University Counsel

BY:	/s/ Rebecca Fell	BY:	/s/ Alex Loyd
Rebecca Fell

ITS:	Interim Executive Director of Real Estate Services	DATE:	6/30/2020

DATE:	7/10/2020